EXHIBIT 99.1

NEWS RELEASE

Entegris, Inc.
Corporate Headquarters
3500 Lyman Boulevard
Chaska Minnesota 55318 USA
Tel. 952-556-3131

FOR IMMEDIATE RELEASE

Bill Paterson
Public Relations Manager
Tel. 952-556-4155
bill_paterson@entegris.com

Heide Erickson
Director Investor Relations
Tel. 952-556-8051
heide_erickson@entegris.com

Entegris Reports First-Quarter 2005 Results

Sales and Earnings at High End of Company’s Guidance

CHASKA, Minn., December 16, 2004 – Entegris, Inc. (Nasdaq: ENTG), the leader in materials integrity management, today reported results for its fiscal 2005 first quarter ended Nov. 27, 2004. For the quarter, sales totaled $90.6 million, a 32 percent increase from fiscal 2004 first-quarter sales of $68.7 million. The company reported net income of $5.7 million, or 8 cents per diluted share, compared with $1.6 million, or 2 cents per diluted share, for the fiscal 2004 first quarter. Entegris generated about $7 million in cash from operations during the three-month period and now has $139 million in cash and short-term investments on hand.

“First-quarter revenue and earnings were at the high end of our expectations,” said Jim Dauwalter, Entegris’ president and chief executive officer. “Total 2005 first-quarter semiconductor sales declined 10 percent sequentially from the 2004 fourth quarter. However, Entegris’ sales are generally less volatile than semiconductor equipment companies since demand for our unit- and consumable-driven products and services remains relatively stable. Moreover, Life Sciences, Services, Data Storage and Fuel Cell markets are impacted by different market dynamics, making Entegris less affected by semiconductor industry cycles.

Gross margins for the quarter were 40.8 percent, slightly better than the year-ago period, but below management’s expectations primarily due to product mix, under-absorption of manufacturing costs and inventory aging as sales declined. “We expect next quarter’s product mix to be more favorable and we anticipate seeing the benefits of cost control measures,” said Dauwalter.

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The materials integrity management company

ENTEGRIS REPORTS FIRST QUARTER 2005 RESULTS	Page 2 of 3

“We see many opportunities for growth around the world, and particularly in Southeast Asia,” continued Dauwalter. “For our semiconductor customers, we are starting to qualify Entegris’ FluoroPure® 200-liter high purity fluid handling drum in Taiwan.” Also in the region, Entegris is establishing a new off-site cleaning service center, to further strengthen its worldwide infrastructure.

“As the leader in materials integrity management we have unique opportunities to partner with our customers to develop and enable new technology and manufacturing processes. We just began partnering with one of the top worldwide semiconductor manufacturers to jointly develop the next-generation reticle pod. We also successfully collaborated with Plug Power, a leading fuel cell system developer, to simplify product manufacturability of critical fuel cell components. These are just two examples of Entegris’ close partnerships with key customers to enable their critical products and materials.”

Outlook

“Semiconductor market conditions are choppy,” said Dauwalter, “particularly related to capital spending for 200 mm and smaller wafer size fabs, which is partially offset by strength in 300 mm spending. We anticipate mid-single digit declines for our unit- and consumable-driven product lines in the semiconductor market and a larger decrease for capital-spending driven sales, especially in our fluid handling products.” Sales in the Data Storage, Services and Fuel Cell markets are anticipated to be flat to up.

“Overall, we believe sales for our next fiscal quarter will decrease 8 percent to 14 percent from the fiscal 2005 first quarter, primarily due to sluggishness in the semiconductor market. Depending primarily on sales levels and product mix, we expect earnings per share of 2 cents to 4 cents,” said Dauwalter.

Fiscal 2005 earnings will be positively impacted by a pre-tax gain of approximately $2.8 million related to the liquidation of about 1.1 million shares of Metron Technology stock, in connection with the acquisition of Metron by Applied Materials, announced on December 14, 2004.

Balance Sheet/Cash Flow Statement Discussion

Cash, cash equivalents and short-term investments at the end of the fiscal 2005 first quarter increased further to $139 million. The company generated approximately $7 million in cash from operations during the quarter. Inventories were $45.9 million, up about $700,000 from the prior quarter, due to currency fluctuations. Accounts receivable totaled $71.3 million, down $3.2 million from 2004 fourth quarter.

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The materials integrity management company

ENTEGRIS REPORTS FIRST QUARTER 2005 RESULTS	Page 3 of 3

Depreciation and amortization expense was approximately $5.8 million for the fiscal 2005 first quarter. Capital expenditures for the same period totaled $2.2 million. The company repurchased 224,000 shares during the 2005 first quarter.

First-Quarter Results Conference Call Details

Investors have the opportunity to listen to Entegris’ first-quarter conference call today at 8:30 a.m. ET over the Internet at http://www.entegris.com. To listen to the live call, listeners may go to the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

FORWARD-LOOKING STATEMENTS

Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.

Among these risks and uncertainties are general economic conditions, the cyclical nature of the semiconductor industry, the risks associated with the acceptance of new products and services, the successful integration of acquisitions, the ability to expand into new markets while improving financial performance and the ability of operations to respond to rapidly changing demand. Other factors that could cause the company’s results to differ materially from those contained in its forward looking statements are included in the Form 10K filed in November 2004 and other documents filed by the company with the Securities and Exchange Commission.

ABOUT ENTEGRIS

Entegris products and services protect and transport the critical materials enabling the world’s leading technologies. As a leading materials integrity management company, Entegris provides products and services used in key technology industries including the semiconductor, data storage, chemical processing, biopharmaceutical, medical device and fuel cell. Entegris is ISO 9001 certified and has manufacturing or service facilities in the United States, France, Germany, Japan, Malaysia and Singapore. The company’s advanced research laboratories are located in Minnesota and Colorado, USA. Directly and through distributors, Entegris provides customer support on six continents. Additional information can be found at: http://www.entegris.com

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The materials integrity management company

ENTEGRIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three months ended
	November 27, 2004	November 29, 2003
Net sales	$90,614	$68,676
Cost of sales	53,605	41,147

Gross profit	37,009	27,529
Selling, general and administrative expenses	24,535	21,044
Engineering, research and development expenses	4,700	4,603

Operating income	7,774	1,882
Interest income, net	(341)	(42)
Other expense (income), net	394	(557)

Income before income taxes and other items below	7,721	2,481
Income tax expense	1,971	841
Equity in net loss of affiliates	11	3

Net income	$5,739	$1,637

Earnings per common share:
Basic:	$0.08	$0.02
Diluted:	$0.08	$0.02

Weighted shares outstanding:
Basic	73,500	72,576
Diluted	75,066	75,867

ENTEGRIS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	November 27, 2004	August 28, 2004
ASSETS
Cash and cash equivalents	$78,252	$75,484
Short-term investments	61,166	57,696
Accounts receivable	71,331	74,525
Inventories	45,931	45,186
Deferred tax assets	8,555	8,178
Other current assets	4,526	3,546

Total current assets	269,761	264,615

Property, plant and equipment	95,145	97,634

Investments	7,176	7,146
Intangible assets	94,034	95,040
Other assets	2,669	2,611

Total assets	$468,785	$467,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$1,513	$1,492
Short-term debt	8,384	6,477
Accounts payable	14,752	15,768
Accrued liabilities	29,445	35,578
Income tax payable	4,849	5,604

Total current liabilities	58,943	64,919

Long-term debt, less current maturities	19,630	18,898
Deferred tax liabilities	11,436	11,044
Shareholders’ equity	378,776	372,185

Total liabilities and shareholders’ equity	$468,785	$467,046